Daktronics, Inc. Announces Second Quarter Fiscal 2015 Results

Brookings, S.D. – November 25, 2014 - Daktronics, Inc. (NASDAQ - DAKT) today reported fiscal 2015 second quarter net sales of $173.1 million, operating income of $12.2 million and net income of $7.7 million, or $0.18 per diluted share, compared to net sales of $161.6 million, operating income of $17.6 million and net income of $11.8 million, or $0.27 per diluted share, for the second quarter of fiscal 2014.   Fiscal 2015 second quarter orders were $149.1 million compared to $127.0 million for the second quarter of fiscal 2014. Backlog at the end of the fiscal 2015 second quarter was $146 million, compared with a backlog of $132 million a year earlier and $165 million at the end of the first quarter of fiscal 2015.

Net sales, net income and earnings per share for the six months ended November 1, 2014 were $339.7 million, $16.5 million and $0.38 per diluted share, respectively. This compares to $300.4 million, $17.5 million and $0.41 per diluted share, respectively, for the same period in fiscal 2014. Fiscal 2015 is a 53-week year and fiscal 2014 was a 52-week year. The extra week of fiscal 2015 fell within the first quarter, resulting in a 27-week versus a 26-week year to date comparison.

Free cash flow, defined as cash provided by operations less net purchases of property and equipment, was $27.6 million for the first six months of fiscal 2015, compared to $24.9 million for the same period in fiscal 2014.  Cash and marketable securities at the end of the second quarter of fiscal 2015 were $83.7 million, which compares to $77.6 million at the end of the second quarter of fiscal 2014 and $71.0 million at the end of fiscal 2014.

“We had a successful quarter in winning business and serving our customers," said Reece Kurtenbach, president and chief executive officer. "During the first half of the year, we have been successful in booking orders in the Live Events market which included over 30 college football and more than 15 center hung indoor arena projects; however this work is time sensitive with critical event dates in August, September and October. While we could see the Live Events projects along with other projects in our International and Commercial markets in backlog and pipeline, we had not anticipated such a high win rate for the large video projects as a whole which created operational challenges. The unevenness and variability in order timing, stretched our capacity in various areas of the company including: design engineering, manufacturing, installation and training during the tight time-frame required for building these projects. While we were successful in delivering customers high quality video systems, our realized gross profit margins were short of our expectations. Additional dollars were spent on overtime, expediting and shipping costs to meet critical event dates. In addition, during the quarter, our mix of work was heavily weighted to large custom video systems which normally have a smaller gross profit margin due to the competitive nature of these bids and a high content of on-site installation. This higher than usual mix of business also lowered our overall gross margin for the quarter.

International sales grew due to successes in delivering a large sports stadium, a project for multiple digital billboards, and the addition of transportation sales from our new Data Display subsidiary headquartered in Ireland. Our standard video product business did well as High School Park and Recreation (HSPR) sales and gross profit growth were positive due to an increase in production and delivery on a higher volume of orders. Order transaction size increased due to larger display sizes, resulting in increased revenues. Orders increased in the Commercial market due to large video projects and the timing of billboard orders. Sales for the second quarter were slightly less than last second quarter in Commercial. Transportation orders were comparable to last year though sales were down due to softness in the release of governmental projects. Our employees, suppliers and on-site contractors all contributed to the success in meeting our customer’s expectations; and I would like to personally thank these teams for their efforts over the last quarter.

For the second quarter operating expenses were $28.6 million, up from $25.8 million in the prior year second quarter. For the six months ended operating expenses were $58.4 million, up from $52.7 million in the prior year six months ended. The increases for the quarter were primarily due to an investment in an international expansion, overall increases in personnel wages and benefits, and various other expenses. Year to date costs are up for the same reasons, along with an additional week during the comparison for fiscal 2015.

Our balance sheet remains strong. We utilize a conservative working capital management approach and are debt-free. Our continued cash generation enables investment in our business and a quarterly return to our shareholders," continued Kurtenbach.

Outlook
Reece Kurtenbach added, “Although the past quarter was challenging on the gross profit line, we successfully delivered to our customers which keeps our marketplace position and brand value. Our focus remains on growing profitably over the long-term which includes a focus on improving our gross margins by performing well on the projects in our backlog, continuing to book orders, diligently controlling both product and operating costs, and developing robust solutions for our customers.

The timing of large contracts has been and will continue to be difficult to predict; however it is a part of our business we will continue to manage. Although we operate in a challenging competitive landscape, we are optimistic about our strategies and the continued global LED video systems demand.

We are entering into the third quarter with a strong backlog and have been notified of project awards on two baseball stadium renovations since the end of the quarter. This backlog and other pipeline opportunities position us for a successful second half of the year.

To support our business growth, we invested approximately $12.7 million of the $25 million estimate for capital projects in fiscal 2015 through the second quarter. We are investing to provide for additional capacity in manufacturing and quality equipment, expansions of our Minnesota manufacturing facility, and on various upgrades in our information technology infrastructure.

Our products, systems and service solutions are best in class. We serve our customers to fulfill their needs and our reputation for serving our customers continues to grow our market presence. We look forward to our continued success in the marketplace."

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, High School Park and Recreation and Transportation, and one International business unit. For more information, visit the company's World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States or write to the company at 201 Daktronics Dr., PO Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions and other risks noted in the company's SEC filings, including its Annual Report on Form 10-K for its 2014 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Sheila Anderson, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Daktronics, Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Six Months Ended
	November 1, 2014	October 26, 2013	November 1, 2014	October 26, 2013

Net sales	$173,115	$161,639	$339,733	$300,361
Cost of goods sold	132,238	118,274	255,453	221,494
Gross profit	40,877	43,365	84,280	78,867

Operating expenses:
Selling expense	14,665	13,304	29,711	26,922
General and administrative	7,820	6,804	15,757	14,103
Product design and development	6,150	5,692	12,953	11,681
	28,635	25,800	58,421	52,706
Operating income	12,242	17,565	25,859	26,161

Nonoperating income (expense):
Interest income	275	312	575	655
Interest expense	(56)	(12)	(124)	(127)
Other (expense) income, net	(225)	278	(397)	(114)

Income before income taxes	12,236	18,143	25,913	26,575
Income tax expense	4,499	6,353	9,431	9,066
Net income	$7,737	$11,790	$16,482	$17,509

Weighted average shares outstanding:
Basic	43,405	42,709	43,350	42,639
Diluted	43,798	43,002	43,926	43,023

Earnings per share:
Basic	$0.18	$0.28	$0.38	$0.41
Diluted	$0.18	$0.27	$0.38	$0.41

Cash dividend declared per share	$0.100	$0.090	$0.200	$0.210

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Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (in thousands)

	November 1, 2014	April 26, 2014
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and restricted cash	$58,212	$45,568
Marketable securities	25,441	25,398
Accounts receivable, net	95,260	82,500
Inventories, net	62,824	62,228
Costs and estimated earnings in excess of billings	29,855	33,400
Current maturities of long-term receivables	3,768	5,235
Prepaid expenses and other assets	7,404	6,758
Deferred income taxes	10,743	10,694
Income tax receivables	2,780	2,459
Total current assets	296,287	274,240

Long-term receivables, less current maturities	7,125	7,877
Goodwill	5,441	4,558
Intangibles, net	2,149	2,680
Investment in Affiliates and Other Assets	1,392	826
Deferred income taxes	1,737	2,000
	17,844	17,941
PROPERTY AND EQUIPMENT:
Land	2,180	2,539
Buildings	63,680	59,363
Machinery and equipment	77,467	72,787
Office furniture and equipment	15,908	15,754
Computer software and hardware	47,718	45,329
Equipment held for rental	803	868
Demonstration equipment	7,155	7,532
Transportation equipment	5,083	4,823
	219,994	208,995
Less accumulated depreciation	148,569	143,725
	71,425	65,270
TOTAL ASSETS	$385,556	$357,451

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Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (continued) (in thousands)

	November 1, 2014	April 26, 2014
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes payable, bank	$47	$—
Accounts payable	54,190	45,913
Accrued expenses	27,224	23,462
Warranty obligations	13,738	14,476
Billings in excess of costs and estimated earnings	22,429	22,483
Customer deposits (billed or collected)	19,441	17,654
Deferred revenue (billed or collected)	9,465	7,722
Current portion of other long-term obligations	804	809
Income taxes payable	1,037	1,162
Deferred income taxes	25	27
Total current liabilities	148,400	133,708

Long-term warranty obligations	15,299	12,774
Long-term deferred revenue (billed or collected)	4,928	4,978
Other long-term obligations, less current maturities	2,913	2,871
Deferred income taxes	2	1
Total long-term liabilities	23,142	20,624
TOTAL LIABILITIES	171,542	154,332

SHAREHOLDERS' EQUITY:
Common stock	46,682	43,935
Additional paid-in capital	31,370	29,923
Retained earnings	137,093	129,266
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive (loss) income	(1,122)	4
TOTAL SHAREHOLDERS' EQUITY	214,014	203,119
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$385,556	$357,451

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Daktronics, Inc. and Subsidiaries Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Six Months Ended
	November 1, 2014	October 26, 2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$16,482	$17,509
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,377	7,190
Amortization	124	181
Amortization of premium/discount on marketable securities	91	116
(Gain) sale of property, equipment and other assets	(1,130)	(76)
Share-based compensation	1,564	1,456
Excess tax benefits from share-based compensation	(31)	(19)
Provision for doubtful accounts	(136)	364
Deferred income taxes, net	301	578
Change in operating assets and liabilities	12,168	3,719
Net cash provided by operating activities	36,810	31,018

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(12,699)	(6,285)
Proceeds from sale of property, equipment and other assets	3,525	133
Purchases of marketable securities	(6,451)	(4,422)
Proceeds from sales or maturities of marketable securities	6,316	2,958
Acquisition, net of cash acquired	(5,524)	(1,298)
Net cash used in investing activities	(14,833)	(8,914)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable	(620)	—
Proceeds from exercise of stock options	1,010	2,145
Excess tax benefits from share-based compensation	31	19
Principal payments on long-term obligations	(930)	(3,640)
Dividends paid	(8,656)	(8,934)
Net cash used in financing activities	(9,165)	(10,410)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(431)	(86)
NET INCREASE IN CASH AND CASH EQUIVALENTS	12,381	11,608

CASH AND CASH EQUIVALENTS:
Beginning of period	45,054	40,628
End of period	$57,435	$52,236

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Daktronics, Inc. and Subsidiaries Net Sales and Orders by Business Unit (in thousands) (unaudited)

	Three Months Ended		Six Months Ended
	November 1, 2014	October 26, 2013	November 1, 2014	October 26, 2013
Net Sales:
Commercial	$43,928	$44,973	$83,710	$78,674
Live Events	62,641	58,175	138,315	113,252
High School Park and Recreation (formerly Schools & Theatres)	24,243	18,823	44,354	36,740
Transportation	12,015	15,238	25,328	28,280
International	30,288	24,430	48,026	43,415
	$173,115	$161,639	$339,733	$300,361
Orders:
Commercial	$44,503	$38,147	$86,276	$75,122
Live Events	46,216	36,160	103,421	103,560
High School Park and Recreation (formerly Schools & Theatres)	13,520	14,142	43,214	33,693
Transportation	12,161	11,708	23,463	25,677
International	32,702	26,797	53,407	48,185
	$149,102	$126,954	$309,781	$286,237

Reconciliation of Cash Flow Provided by Operating Activities to Free Cash Flow (in thousands) (unaudited)

	Six Months Ended
	November 1, 2014	October 26, 2013
Net cash provided by operating activities	$36,810	$31,018
Purchases of property and equipment	(12,699)	(6,285)
Proceeds from sales of property and equipment	3,525	133
Free cash flow	$27,636	$24,866

In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under U.S. generally accepted accounting principles (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.

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